Exhibit 10.1

UNSECURED SUBORDINATED SHORT TERM NOTE

US$1,400,000

July 28, 2026

FOR VALUE RECEIVED, DOGECOIN VENTURES, INC., a Texas corporation (“Borrower”) with its principal address at 261 NE 61st Street, Miami, Florida 33137, promises to pay to DEVLIN DEFRANCESCO (the “Lender”), with an address of 2831 South Bayshore Drive, Unit 1803, Miami, Florida, 33133, the Repayment Consideration (as defined herein). All references to dollar amounts shall mean such amounts in United States Dollars.

1.	Principal Sum. The principal sum of US$1,400,000 (“Principal Sum”) shall be the amount lent by the Lender pursuant to this Unsecured Subordinated Short Term Note (the “Note”).

2.	Payment of Interest. Borrower shall pay interest in cash on the outstanding Principal Sum amount of this Note to Lender until all principal and interest pursuant to the terms of this Note (collectively, the “Obligations”) have been finally and indefeasibly repaid to Lender in full. Interest shall accrue annually on the unpaid principal amount of this Note, and Borrower shall pay all interest and principal to Lender at the Maturity Date (see section 3) or at the time of repayment if earlier. The Note shall bear interest at a rate equal to 10.714% per annum.

3.	Repayment. Borrower agrees to repay the Principal Sum, plus accrued interest to the Maturity Date, in the form of the Repayment Consideration (as defined herein) to Lender by July 27, 2027 (the “Maturity Date”). Both parties agree that upon receipt of the Repayment Consideration, such consideration provided shall fully satisfy the Principal Sum owing on this Note. For the avoidance of doubt, repayment shall be made only following full repayment by the Borrower’s parent company, House of Doge Inc. (“Parentco”), of the senior convertible promissory note dated December 4, 2025, as amended, with YA II PN, Ltd. (the “Yorkville Loan”).

4.	Repayment Consideration. Borrower and Lender agree that the “Repayment Consideration” shall constitute 2,227,300 shares of unrestricted and registered common stock of CleanCore Solutions, Inc. (the “ZONE Shares”), which are currently owned and registered in the name of the Borrower, and pledged to Parentco’s senior lenders, plus accrued interest to the date of repayment, in cash.

5.	Prepayments. Subject to Borrower or Parentco’s obligations to any other creditors, including secured creditors and parties to any intercreditor agreement, at the Borrower’s option, it may make repayment to the Lender at any time prior to the Maturity Date, only following full repayment by Parentco, of the Yorkville Loan.

If the Borrower elects to make full repayment of the Obligations prior to the Maturity Date, it shall nevertheless make full payment of the interest as if repaid on the Maturity Date, which shall accompany the Repayment Consideration.

6.	Unsecured and Subordinated to all Secured Creditors. The Lender acknowledges and agrees that the Obligations under this Note are unsecured and no security nor assets whatsoever have been provided and pledged by the Borrower to secure such Obligations. It is further understood and acknowledged that the Obligations are fully subordinated to any of the Borrower’s secured creditors (“Secured Debt”), and all Obligations hereto, including Principal Sum repayment are expressly subordinated in right of payment to the Secured Debt.

7.	Conditions Precedent to Closing of Note. As a condition of closing of this Note, the Borrower and Lender both acknowledge that the Borrower (and/or Parentco) shall have obtained the following:

a)	all required consents from YA II PN, Ltd. pursuant to the terms of the Yorkville Loan; and

b)	all required consents from the majority holders, pursuant to the senior secured convertible notes dated May 4, 2026, issued by the Company to each of Spacely Enterprises, Sky Ascent Financial Group Inc. and Nordwand Foundation.

8.	Events of Default. Each of the following is an “Event of Default” under this Note:

a)	Borrower fails to pay the outstanding Principal Sum when due and such failure continues for five business days after written notice from Lender;

b)	Borrower makes a general assignment for the benefit of creditors, commences a voluntary bankruptcy or insolvency proceeding, or becomes the subject of an involuntary bankruptcy or insolvency proceeding that is not dismissed within 30 days; or

c)	Borrower dissolves, liquidates, or ceases substantially all of its business operations, other than in connection with a permitted merger, consolidation, reorganization, or sale of substantially all assets in which the obligations under this Note are assumed by a successor.

9.	Remedies. Upon the occurrence and during the continuation of an Event of Default, the Lenders may declare the outstanding Principal Sum of this Note immediately due and payable.

10.	General

a)	Successors and Assigns. This Note is entered into for the benefit of Lender and his successor(s) and assign(s) and shall be binding upon the Borrower and its successors and assigns. Borrower shall not assign, exchange or otherwise hypothecate any rights, liabilities or obligations under this Note, in whole or in part, without the prior written consent of the Lender.

b)	Headings. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

c)	Severability. If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note in that jurisdiction or the validity or enforceability of any provision of this Note in any other jurisdiction.

d)	Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail (provided, confirmation of receipt is verified by return email from the receiver or by other written means); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.

e)	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas, and any action or claims between the parties shall be made in a court within the State of Texas.

f)	Construction of Note. The parties hereto agree that the terms, provisions and language of this Note were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Note shall be resolved against either party. Any controversy over the construction of this Note shall be decided without regard to events of authorship or negotiation.

g)	Expenses. Each party to this Note shall bear its own expenses in connection with the negotiation and consummation of the transaction(s) contemplated herein.

h)	Entire Note; Amendments; Lender’s Consent. This Note constitutes the entire Note between Lender and Borrower with respect to the subject matter hereof, and supersedes all prior and contemporaneous Notes, term sheets, understandings, inducements or conditions between Lender and Borrower, whether express or implied, oral or written, with respect to the subject matter hereof.

i)	Time shall be of the essence under this Note.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

LENDER:

/s/ Devlin DeFrancesco
Devlin DeFrancesco

BORROWER:
DOGECOIN VENTURES, INC.

	By:	/s/ Marco Margiotta
	Name:	Marco Margiotta
	Title:	Chief Executive Officer

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